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                                                                    EXHIBIT 23.4

                        CONSENT OF JOHN T. BOYD COMPANY

     We hereby consent to the reference to us under the caption "Experts" and to the use of our letter report dated August 26, 1997, with respect to the demonstrated coal reserves of Anker Coal Group, Inc., included in the prospectus of Anker Coal Group, Inc., for the registration of US$125,000,000 of Anker Coal Group, Inc.'s Series B Senior Notes due 2007, which Prospectus is part of the Registration Statement on Form S-4 of Anker Coal Group, Inc.

     We further wish to advise that John T. Boyd Company was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither John T. Boyd Company nor any of its employees had or now has a substantial interest in Anker Coal Group, Inc., or any of its subsidiaries.

Respectfully submitted,

JOHN T. BOYD COMPANY
By:
/s/ RONALD L. LEWIS

Ronald L. Lewis
Senior Vice President
November 6, 1997